July 17, 2003


Optimum Fund Trust
2005 Market Street
Philadelphia, PA  19103-7094

Gentlemen:

      In order to provide Optimum Fund Trust (the "Trust") with initial capital, we hereby purchase from the Trust the following number of shares of the following series and classes of the Trust at the price of $8.50 per share: 1) one share of each Class A, Class B and Class C of each of Optimum Large Cap Growth Fund, Optimum Large Cap Value Fund, Optimum Small Cap Growth Fund, Optimum Small Cap Value Fund, Optimum International Fund, and Optimum Fixed Income Fund; 2) 1,957.785 shares of each of the Institutional Class of Optimum Large Cap Growth Fund, Optimum Large Cap Value Fund, Optimum Small Cap Growth Fund and Optimum Small Cap Value Fund; and 3) 1,957.784 shares of each of the Institutional Class of Optimum International Fund and Optimum Fixed Income Fund.

      We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

                              Very truly yours,

                              DELAWARE MANAGEMENT HOLDINGS, INC.




                              Joseph H. Hastings
                              -------------------------------------------------
                              Name: Joseph H. Hastings
                              Title: Senior Vice President/Treasurer/Controller